Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

WILLIAM C. COCKE, JR.,

MATTHEW Z. MOSSER,

D. WESTLEY THOMAS III,

DAMON W. PERRIN,

AND

JOSEPH V. DEBELLAS,

AS SELLERS,

J. CODY BATES,

AS A SABLE II MEMBER,

AND

FERRELLGAS, L.P.,

AS PURCHASER

May 1, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION
Section 1.1 Section 1.2	Defined Terms References and Rules of Construction

ARTICLE 2 PURCHASE AND SALE; PURCHASE PRICE
Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6	Purchase and Sale Purchase Price Purchase Price Adjustment Allocation of Purchase Price Earn-Out Withholding

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND SABLE II
MEMBERS
Section 3.1 Section 3.2 Section 3.3 Section 3.4 Section 3.5 Section 3.6 Section 3.7 Section 3.8 Section 3.9 Section 3.10 Section 3.11	Generally
Title to Membership Interests
Authorization and Enforceability
No Conflicts
Litigation
Liability for Brokers’ Fees
Approvals
Bankruptcy
Certain Disclaimers
Title to Equity Interests in Sable II
Authorization and Enforceability; Sable II

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED
COMPANIES
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Section 4.19
Section 4.20
Section 4.21
Section 4.22
Section 4.23
Section 4.24
Section 4.25
Section 4.26
Existence and Qualification
No Conflicts
Capitalization
No Subsidiaries
Litigation
Financial Statements
Absence of Certain Changes
Taxes
Compliance with Laws; Permits
Contracts
Environmental Matters
Intellectual Property
Liability for Brokers’ Fees
Sufficiency of Assets
Real Property
Insurance
Labor Relations
Employee Benefit Plans
Books and Records
No Bankruptcy
Transactions with Interested Persons
Inventory
Tangible Personal Property.
Bank Accounts.
Accounts and Notes Receivable.
Liabilities Since Financial Statements Date

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5 Section 5.6 Section 5.7 Section 5.8 Section 5.9 Section 5.10 Section 5.11 Section 5.12 Section 5.13	Existence and Qualification
Authorization and Enforceability
No Conflicts
Liability for Brokers’ Fees
Litigation
Financing
Investment Experience
Restricted Securities
Accredited Investor; Investment Intent
Independent Evaluation
Approvals
Bankruptcy
Limitation

ARTICLE 6 COVENANTS OF THE PARTIES
Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9 Section 6.10 Section 6.11	Public Announcements; Confidentiality
Resignation of Directors and Officers
Commercially Reasonable Efforts; Further Assurances
Commitment Regarding Indemnification Provisions
Notice of Litigation
Employee Matters
Affiliate Arrangements
Surety Bonds and Letters of Credit
Non-Competition; Non-Solicitation
Transfer of Certain Assets
Option to Purchase

ARTICLE 7 CLOSING
Section 7.1 Section 7.2 Section 7.3	Time and Place of Closing Closing Deliverables of Sellers Obligations of Purchaser at Closing

ARTICLE 8 INDEMNIFICATION
Section 8.1 Section 8.2 Section 8.3	Indemnification Indemnification Actions Limitation on Actions

ARTICLE 9 TAX MATTERS
Section 9.1 Section 9.2 Section 9.3 Section 9.4 Section 9.5 Section 9.6 Section 9.7 Section 9.8	Tax Filings Cooperation; Procedures Relating to Tax Claims Tax Contests Indemnification Purchase Price Adjustments Characterization of Certain Payments Characterization of Transaction Disputes

ARTICLE 10 MISCELLANEOUS
Section 10.1Counterparts Section 10.2Notice
Section 10.3Tax, Recording Fees, Similar Taxes & Fees
Section 10.4Governing Law; Jurisdiction
Section 10.5Specific Performance Section 10.6Waivers Section 10.7Assignment Section 10.8Entire Agreement Section 10.9Amendment
Section 10.10No Third Party Beneficiaries
Section 10.11Construction Section 10.12Limitation on Damages Section 10.13Conspicuous Section 10.14Time of Essence Section 10.15Schedules Section 10.16Severability
Section 10.17Confidentiality of Agreement
APPENDICES:
Appendix A	-	Definitions

ARTICLE 10 MISCELLANEOUS
EXHIBITS:
Exhibit A Exhibit B Exhibit C Exhibit D	- - - -	Debt Spousal Consent Form of Resignation Trademark Agreement
SCHEDULES:
Schedule 2.4
Schedule 2.5
Schedule 3.1
Schedule 3.7
Schedule 4.2
Schedule 4.3
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8
Schedule 4.9
Schedule 4.10
Schedule 4.11
Schedule 4.12
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.18
Schedule 4.21
Schedule 4.22
Schedule 4.23
Schedule 4.24
Schedule 4.26
Schedule 5.5
Schedule 6.6
Schedule 6.10
Schedule 7.2(g)
- - - - - - - - - - - - - - - - - - - - - - - - - - -	Purchaser’s Preliminary Purchase Price Allocation
EBITDA Calculation
Sellers Knowledge Individuals
Approvals
Company Consents
Capitalization
Litigation
Financial Statements
Absence of Certain Changes
Taxes
Permits
Contracts
Environmental Matters
Intellectual Property
Real Property
Insurance
Labor Relations
Employee Benefit Plans
Transactions with Interested Persons
Inventory
Tangible Personal Property
Bank Accounts
Liabilities since Interim Balance Sheet Date
Purchaser Knowledge Individuals
Continuing Employees
Transfer of Certain Assets
Resignations

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of May 1, 2014 (the “Closing Date”), by and among William C. Cocke, Jr., Matthew Z. Mosser, D. Westley Thomas III, Damon W. Perrin and Joseph V. DeBellas (each a “Seller” and collectively, “Sellers”), J. Cody Bates, as a Sable II Member (as defined herein), and Ferrellgas, L.P., a Delaware limited partnership, (“Purchaser”). Each of the Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Sellers collectively own 100% of the issued and outstanding membership interests in each of Sable Environmental, LLC, a Texas limited liability company (“Sable Environmental”), and Sable Environmental SWD 2, LLC, a Texas limited liability company (“Sable SWD 2”).

B. Sable Environmental owns 100% of the issued and outstanding membership interests in each of Sable Environmental SWD 4, LLC, a Texas limited liability company (“Sable SWD 4”), Sable Environmental SWD 5, LLC, a Texas limited liability company (“Sable SWD 5”), and Sable Environmental SWD 7, LLC, a Texas limited liability company (“Sable SWD 7” and together with Sable Environmental, Sable SWD 2, Sable SWD 4 and Sable SWD 5, the “Acquired Companies”).

C. Sellers desire to sell, and Purchaser desires to acquire, all of the issued and outstanding membership interests in each of Sable Environmental and Sable SWD 2 (collectively, the “Purchased Membership Interests”) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “day” or “days” shall mean calendar days, unless denoted as a Business Day.

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE

Section 2.1 Purchase and Sale. Concurrently with the execution and pursuant to the terms of this Agreement, Sellers hereby sell, transfer, assign, convey and deliver to Purchaser the Purchased Membership Interests, and Purchaser hereby purchases, acquires and accepts the Purchased Membership Interests, in each case, free and clear of all Liens.

Section 2.2 Purchase Price. The aggregate consideration to be paid by Purchaser for the Purchased Membership Interests (the “Purchase Price”) shall be an amount equal to (i) $124,700,000 (the “Base Purchase Price”), subject to adjustment pursuant to Section 2.3. Concurrently with the execution hereof, Purchaser shall pay or cause to be paid to Sellers an amount equal to (a) the Base Purchase Price, minus (b) the Payoff Debt, and minus (c) the Dilley Purchase Amount (the “Estimated Cash Purchase Price”). The Estimated Cash Purchase Price shall be paid by Purchaser to Sellers as provided in Section 7.3(a).

Section 2.3 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers a closing statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Net Working Capital on the close of business on the Closing Date (“Closing Net Working Capital”).

(b) Notice of Disagreement. If Sellers disagree with the Closing Net Working Capital set forth in the Closing Statement, Sellers may, within thirty (30) days after Sellers’ receipt of the Closing Statement, provide notice to Purchaser in writing setting forth Sellers’ disagreement therewith and Sellers’ calculation of Closing Net Working Capital (such notice, a “Sellers Notice of Disagreement”). Any Sellers Notice of Disagreement shall specify in reasonable detail those items or amounts as to which Sellers disagree, the nature and extent of such disagreement and Sellers’ resulting calculation of the Closing Net Working Capital. Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. If Purchaser does not receive a Sellers Notice of Disagreement within such thirty (30) day period, Sellers shall be deemed to have accepted the Closing Statement with respect to all items set forth therein as of the expiration of such thirty (30) day period, and the Closing Net Working Capital set forth in the Closing Statement shall be final and binding on the Parties.

(c) Resolution of Disagreement. If Sellers timely deliver a Sellers Notice of Disagreement, Purchaser and Sellers shall have a period of thirty (30) days from Purchaser’s receipt thereof to resolve any disagreement specified therein. Any disputed amount resolved in writing by the Parties during such period or at any time thereafter will become final and binding on the Parties as of the date of such agreement. Any disputed amounts that cannot be agreed to by Seller and Purchasers within thirty (30) days after Purchaser’s receipt of a Sellers Notice of Disagreement shall be determined by the Accounting Firm. Sellers and Purchaser shall cooperate and each use Commercially Reasonable Efforts to cause the written determination of any disputed amounts and the resulting Closing Net Working Capital by the Accounting Firm to be completed within sixty (60) days after the engagement of the Accounting Firm and such determination shall be final and binding on the Parties. In resolving any disputed item, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator shall (i) limit its review to matters specifically set forth in the Sellers Notice of Disagreement delivered pursuant to Section 2.3(b) as a disputed item (other than matters thereafter resolved by mutual written agreement of Purchaser and Sellers), (ii) further limit its review to whether the calculation of any such disputed item is mathematically accurate and has been prepared using the same accounting principles set forth on Schedule 2.3 and (iii) not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Purchaser in the Closing Statement or Sellers in the Sellers Notice of Disagreement, as applicable. Purchaser agrees that it will cause the Acquired Companies to, and Purchaser and Sellers agree that they will use their Commercially Reasonable Efforts to cause their respective independent accountants to, cooperate and assist in the preparation of the conduct of the reviews related to the Accounting Firm’s determination of disputed amounts under this Section 2.3(c), including by making available to the extent necessary books, records, work papers and personnel. The fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 2.3(c) shall be borne by Purchaser and Sellers in an amount equal to (x) the total amount of such fees and expenses multiplied by (y) a fraction (A) the numerator of which, (1) in the case of Purchaser, is the difference between the Closing Net Working Capital set forth in the Closing Statement and the Accounting Firm’s calculation thereof and, (B) in the case of Sellers, is the difference between the amount of Net Working Capital set forth in the Sellers Notice of Disagreement and the Accounting Firm’s calculation thereof and, (B) in each case, the denominator of which is the difference of the Closing Net Working Capital set forth in the Closing Statement and the amount of Net Working Capital set forth in the Sellers Notice of Disagreement.

(d) Within five (5) Business Days of the final determination of the Closing Net Working Capital pursuant to Section 2.3(b) or Section 2.3(c), as the case may be (such final and binding amount, the “Final Closing Net Working Capital”), (i) if the Final Closing Net Working Capital is a positive number, Purchaser shall pay to Seller such amount in cash (by means of federal funds wire or interbank transfer in immediately available funds), or (ii) if the Final Closing Net Working Capital is a negative number, Sellers shall pay to Purchaser such amount in cash (by means of federal funds wire or interbank transfer in immediately available funds). In the event that any payment is not made by the appropriate Party when due pursuant to the terms of this Section 2.3(d), such payment shall accrue interest from the date such payment was due at the Applicable Rate.

Section 2.4 Allocation of Purchase Price.

(a) Schedule 2.4(a) sets forth the allocation of the Purchase Price among the aggregate Membership Interests of each of the Acquired Companies.

(b) Not later than ninety (90) days after the determination of the Purchase Price pursuant to Section 2.3, Purchaser shall deliver to Sellers a statement (the “Allocation Statement”) allocating the Purchase Price (plus the liabilities of each Acquired Company to the extent properly taken into account under Section 1060 of the Code) among the Assets in accordance with Section 1060 of the Code and consistent with the allocation set forth on Schedule 2.5(a). Sellers will have twenty (20) days to review and comment on the Allocation Statement, and Purchaser will make such revisions as are timely and reasonably requested by Sellers in writing to the extent such revisions are consistent with the principles of Section 1060 of the Code and the allocation set forth on Schedule 2.4(a) (as finalized, the “Final Allocation Statement”). Sellers and Purchaser agree to (i) be bound by the Final Allocation Statement, (ii) act in accordance with the Final Allocation Statement in the preparation, filing and audit of any Tax Return (including filing of IRS Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Closing) except as otherwise required by applicable Law, (iii) cooperate in the filing of any forms (including IRS Form 8594) required to be filed with regard to the Final Allocation Statement, including any amendments to such forms required pursuant to any applicable Law or this Agreement and (iv) take no position, and cause their Affiliates to take no position, inconsistent with the Final Allocation Statement on any applicable Tax Return or in any proceeding before any Taxing Authority. If the Final Allocation Statement is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party, and the Parties agree (and shall cause their respective Affiliates) to defend such Final Allocation Statement in any Proceeding. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each Seller shall deliver to Purchaser a copy of its IRS Form 8594.

Section 2.5 Earn-Out.

(a) As additional consideration for the Purchased Membership Interests, at such times as provided in Section 2.5(e), Purchaser shall pay to Sellers with respect to each of the two Calculation Periods within the Earn-Out Period an amount (each, an “Earn-Out Payment”), if any, equal to the product of (i) an amount equal to (A) the EBITDA for such Calculation Period, minus (B) the EBITDA Threshold for such Calculation Period; multiplied by (ii) the Earn-Out Multiple. If the EBITDA for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earn-out Payment shall be due for such Calculation Period.

(b) Upon any acquisition of an asset or business by the Acquired Companies or a restructuring of the Acquired Companies as permitted by Section 2.5(f), the Parties shall negotiate in good faith to determine whether the results of operations of such asset or business (or any change resulting from such restructuring) shall be included in the computation of EBITDA for any Calculation Period and, if so, the appropriate change to the EBITDA, if any. Without prior agreement of the Parties, there shall be no change to the EBITDA Threshold for such Calculation Period. Notwithstanding any decision made by the Parties with respect to the preceding sentence, any Seller employed or engaged as a consultant by Purchaser and its Affiliates shall manage, operate or otherwise provide services to any asset or business acquired that is within the operational knowledge and experience of any Seller so employed or engaged after the Closing Date, as requested by Purchaser. The EBITDA for any Calculation Period shall not be increased or diminished by revenues earned or costs or expenses incurred on direction of Purchaser and its Affiliates in the acquisition or operation of any asset or business acquired without the agreement of Sellers.

(c) On or before the date that is sixty (60) days after the last day of each of the two Calculation Periods (each such date, an “Earn-Out Calculation Delivery Date”), Purchaser shall prepare and deliver to Sellers a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation”). Purchaser shall provide Sellers and their Representatives copies of such records and work papers used or created in connection with preparation of each Earn-Out Calculation Statement that are reasonably required to support such Earn-Out Calculation Statement. Such records and work papers shall be held in confidence by Sellers and their Representatives and not used for any purpose except in connection with the calculation of EBITDA and the related Earn-Out Payment and the resolution of any dispute arising with respect thereto.

(d) Sellers shall have thirty (30) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Sellers and their Representatives shall have the right to inspect the Purchaser’s Books and Records related to the Business during normal business hours at Purchaser’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn-Out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Purchaser. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute and Sellers’ calculation of each item in dispute. If Sellers fail to deliver an Earn-Out Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Sellers timely deliver an Earn-Out Calculation Objection Notice, Purchaser and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-Out Payment for the applicable Calculation Period. If Purchaser and Sellers are unable to reach agreement within thirty (30) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Firm. The Accounting Firm shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than sixty (60) days after such submission to the Accounting Firm, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Firm, Purchaser and Sellers shall each furnish to the Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Firm may reasonably request. The Accounting Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Sellers, and not by independent review. In resolving the dispute, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator, shall (i) limit its review to matters specifically set forth in the Earn-Out Calculation Objection notice (other than matters thereafter resolved by mutual written agreement of Purchaser and Sellers), and (ii) not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item, in each case, claimed by Purchaser in the Earn-Out Calculation or Sellers in the Earn-Out Calculation Objection, as applicable. The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-Out Calculation Objection Notice by the Accounting Firm shall be final and binding on the parties hereto. The fees and expenses of the Accounting Firm shall be borne by Sellers and Purchaser in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Accounting Firm.

(e) Subject to Section 2.5(g), any Earn-Out Payment that Purchaser is required to pay pursuant to Section 2.5(a) hereof shall be paid in full no later than thirty (30) Business Days following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.01(c) (including any final resolution of any dispute raised by Sellers in an Earn-Out Calculation Objection Notice). Purchaser shall pay to Sellers the applicable Earn-Out Payment in cash by wire transfer of immediately available funds to the bank account(s) for Sellers designated by the Sellers.

(f) Subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business of the Acquired Companies, including, but not limited to, restructuring the Acquired Companies; provided, that Purchaser shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder. Notwithstanding the foregoing, Purchaser has no obligation to operate the Business of the Acquired Companies in order to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment. Sellers acknowledge that (i) there is no assurance that Sellers will receive any Earn-Out Payment and Purchaser has not promised or projected any Earn-Out Payment, and (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(g) Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.5 the amount of (i) any Damages, as finally determined in accordance with the provisions of Article 8, to which any Purchaser Indemnified Party may be entitled and (ii) any other amounts due Purchaser from Sellers.

(h) The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Purchaser or the Acquired Companies, (ii) Sellers shall not have any rights as a securityholder of Purchaser or the Acquired Companies as a result of Sellers’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

Section 2.6 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND
SABLE II MEMBERS

Each Seller hereby jointly and severally represents and warrants to Purchaser as of the date hereof, and, with respect to Section 3.10 and Section 3.11, each Sable II Member hereby jointly and severally represents and warrants to Purchaser as of the date hereof, that:

Section 3.1 Generally. Any representation or warranty in this Article 3 or elsewhere that is qualified to the “knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited the knowledge obtained or obtainable by the individuals listed in Schedule 3.1 after reasonable inquiry.

Section 3.2 Title to Membership Interests. Such Seller has good, valid, and marketable title to, and is the record and beneficial owner of, all of the Membership Interests reflected on Schedule 4.3 as owned by such Seller, free and clear of all Liens, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of any Acquired Company, (ii) restrictions on transfer that are cancelled as of the Closing and (iii) Liens to be released at the Closing. Upon consummation of the transactions contemplated hereby, Purchaser will acquire good, valid, and marketable title to all of the Membership Interests, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or restrictions on transfer that may be imposed by federal or state securities Laws.

Section 3.3 Authorization and Enforceability. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at the Closing will be duly executed and delivered by such Seller) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Purchaser) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4 No Conflicts. The execution, delivery and performance of this Agreement by such Seller, and the transactions contemplated by this Agreement, will not (a) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which such Seller is a party, (b) violate any judgment, order, ruling or decree by which such Seller is bound, or (c) violate any Laws applicable to such Seller, except as would not have a Material Adverse Effect with respect to Sellers.

Section 3.5 Litigation. There are no Proceedings pending or, to the knowledge of Sellers, threatened before any Governmental Body or arbitrator against such Seller that are reasonably likely to materially impair such Seller’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by such Seller at the Closing.

Section 3.6 Liability for Brokers’ Fees. Neither Purchaser nor the Acquired Companies directly or indirectly have any responsibility, liability or expense as a result of undertakings or agreements of such Seller for brokerage fees, finder’s fees or agent’s commissions in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 3.7 Approvals. Except as may be required under the Credit Facility or as set forth on Schedule 3.7, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement, each other agreement, instrument or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by such Seller of the transactions contemplated hereby and thereby, in each case other than any such consent, approval, order, authorization, declaration, filing or registration the failure of which to obtain or make would not have a Material Adverse Effect.

Section 3.8 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the knowledge of Sellers, threatened against such Seller.

Section 3.9 Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, (I) SUCH SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SUCH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

Section 3.10 Title to Equity Interests in Sable II. Such Sable II Member has good, valid, and marketable title to, and is the record and beneficial owner of, all of the Equity Interests in Sable II reflected on Schedule 4.3 as owned by such Sable II Member, free and clear of all Liens, other than (i) restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of Sable II, (ii) restrictions on transfer that are cancelled as of the Closing and (iii) Liens to be released at the Closing. Upon consummation of the transactions contemplated by Section 6.11, if so consummated, Purchaser will acquire good, valid, and marketable title to all of the Equity Interests in Sable II, free and clear of all Liens, other than those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or restrictions on transfer that may be imposed by federal or state securities Laws.

Section 3.11 Authorization and Enforceability; Sable II. This Agreement has been duly executed and delivered by such Sable II Member (and all documents required hereunder to be executed and delivered by such Sable II Member at the Closing will be duly executed and delivered by such Sable II Member) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligation of Purchaser) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Sable II Member, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Each Seller hereby jointly and severally represents and warrants to Purchaser as of the date hereof that:

Section 4.1 Existence and Qualification. Each Acquired Company is a limited liability company, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to conduct the Business as it is now being conducted and to own, lease and operate the Assets owned or used by it. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the Assets owned or used by it, or the nature of the activities conducted by it, makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect. Each Seller has previously made available to Purchaser true, correct and complete copies of the Governing Documents for each Acquired Company. Such Governing Documents are in full force and effect and no other Governing Documents are applicable to or binding upon the Acquired Companies. The Acquired Companies are not currently in violation of any provision of their Governing Documents. No Proceedings to dissolve an Acquired Company are pending, or to the knowledge of Sellers, threatened.

Section 4.2 No Conflicts. The execution, delivery and performance of this Agreement by Sellers, and the transactions contemplated by this Agreement, will not (a) violate any provision of the Acquired Companies’ Governing Documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license or agreement to which the Acquired Companies are a party or to which the Assets or the Membership Interests are subject, (c) violate any judgment, order, ruling or decree by which an Acquired Company is bound, (d) assuming all of the consents set forth on Schedule 4.2 have been obtained (the “Company Consents”), be in violation of or result in a breach of or default (or give rise to any material right of termination, cancellation, amendment, modification, or acceleration) under any Company Contract, (e) require the consent or approval of any Governmental Body, or notice to, or declaration, filing or registration with, any Governmental Body, under any applicable Law, or violate any Laws applicable to the Acquired Companies or the Assets, except any matters described in clauses (b), (c), (d) or (e) above that would not have a Material Adverse Effect.

Section 4.3 Capitalization. Schedule 4.3 sets forth an accurate and complete list of the Membership Interests owned by each Seller and Sable Environmental. Sellers and Sable Environmental, as applicable, are the direct owners, holders of record, and beneficial owners of the Membership Interests as set forth on Schedule 4.3 free and clear of all Liens, other than those arising by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or pursuant to or described in this Agreement, the Governing Documents of each Acquired Company, applicable securities Laws or Schedule 4.3, and none of the Membership Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of each Acquired Company, other than the Governing Documents of such Acquired Company or as set forth on Schedule 4.3. When transferred to Purchaser at the Closing, the Membership Interests will be owned by Purchaser free and clear of all Liens, other than those arising by virtue of any actions taken by or on behalf of Purchaser or its Affiliates and restrictions on transfer that may be imposed by federal or state securities Laws. The Membership Interests are duly authorized, validly issued, fully paid and nonassessable, except as provided in Sections 101.114 and 101.206 of the Texas Business Organizations Code, and constitute all of the outstanding Equity Securities of each Acquired Company. Except as set forth on Schedule 4.3, the Acquired Companies have not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued Equity Securities of the Acquired Companies. There are no outstanding contractual obligations of an Acquired Company to repurchase, redeem or otherwise acquire any Equity Interest in such Acquired Company.

Section 4.4 No Subsidiaries. Except as set forth on Schedule 4.3, no Acquired Company owns any Equity Interests in any other Person.

Section 4.5 Litigation. Except as set forth on Schedule 4.5 or as would not have a Material Adverse Effect, no Proceedings are pending or, to Sellers’ knowledge, threatened against the Acquired Companies.

Section 4.6 Financial Statements. Sellers have previously made available to Purchaser an unaudited consolidated financial statements of the Acquired Companies as of and for the three months ended March 31, 2014 (the “Interim Financial Statements”) and audited consolidated financial statements of the Acquired Companies as of and for the year ended December 31, 2013 (collectively with the Interim Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.6, the Financial Statements fairly present in all material respects the assets, liabilities and financial position each Acquired Company as of the date set forth therein.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since January 1, 2014, the Business has been conducted in the ordinary course of business consistent with past practice and there has not occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect. Except as set forth on Schedule 4.7 and except as expressly permitted by this Agreement, and without limiting the foregoing sentence, since January 1, 2014, the Acquired Companies have not:

(a) borrowed any money or incurred Debt other than in the ordinary course of business consistent with past practice;

(b) sold, transferred, leased, licensed, assigned or otherwise disposed of any material Assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(c) mortgaged, pledged or subjected any of the Assets to any Lien other than Permitted Liens or Liens securing the Credit Facility;

(d) entered into any Company Contract or amended, modified or terminated any Company Contract, except in the ordinary course of business consistent with past practice;

(e) suffered any Casualty Loss not covered by insurance with a value in excess of $50,000, individually, or $100,000 in the aggregate;

(f) made any loans or advances to, or guarantees for the benefit of, any Person;

(g) undertaken any material change in accounting methods or practices, collection policies, pricing policies or payment policies;

(h) assumed or guaranteed or, to Sellers’ knowledge, created or incurred, any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $50,000, individually, or $100,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(i) sold, transferred, assigned or issued any Equity Securities; or

(j) agreed, whether in writing or otherwise, to do or commit to do or effect any of the foregoing.

Section 4.8 Taxes. Except as set forth on Schedule 4.8,

(a) All Tax Returns that are required to be filed by or with respect to the Acquired Companies or the Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to the Acquired Companies or the Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by the Acquired Companies.

(c) No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 4.8(a) or any Taxes of or with respect to the Acquired Companies or the Assets are currently pending or have been proposed in writing or have been threatened.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Acquired Companies or the Assets or any Tax Returns of or with respect to the Acquired Companies or the Assets.

(e) There are no Liens for Taxes, other than Permitted Liens, on any of the Assets.

(f) Since the date of its respective formation, for U.S. federal income tax purposes, each of the Acquired Companies has been properly classified as either a partnership or disregarded as an entity separate from its respective owner.

Section 4.9 Compliance with Laws; Permits. Except as set forth in Schedule 4.9, the Acquired Companies are in compliance in all material respects with all applicable Laws, and, as of the date of this Agreement, neither Sellers nor, to the knowledge of Sellers, the Acquired Companies have received any written notice from any Governmental Body or any other Person that the Acquired Companies are in material violation of, or have materially violated, any applicable Laws. The Acquired Companies have in effect all material Permits reasonably necessary to own, lease or operate the Assets and to carry on the Business, in each case as now conducted, including those Permits that are listed in Schedule 4.9 (such Permits listed in Schedule 4.9 being the “Material Permits”), and there has occurred no uncured material default under any Material Permit. Notwithstanding the foregoing, this Section 4.9 does not relate to Taxes or environmental Permits or other environmental matters.

Section 4.10 Contracts.

(a) Schedule 4.10(a) sets forth a complete and accurate list of all the following written agreements to which each Acquired Company is a party or by which they are bound:

(i) any contract providing for annual compensation in excess of $100,000 to any officer or employee of an Acquired Company or relating to any loan from any Acquired Company to any officer, director or Affiliate of such Acquired Company;

(ii) excluding the Credit Facility, any indenture, mortgage, loan, credit or similar contract under which an Acquired Company has borrowed money, issued any note, bond, indenture or other evidence of indebtedness for borrowed money or sold and leased back assets;

(iii) any guarantee by an Acquired Company of any obligation of another Person (other than another Acquired Company);

(iv) any agreement that an Acquired Company reasonably expects will require expenditures or generate revenues in any twelve (12)-month period ending after the Closing Date in excess of $50,000; provided, however, that the listing of an agreement on Schedule 4.10(a)(iv) is not a representation or warranty that the agreement will require such expenditures or generate such revenues in such period in excess of $50,000;

(v) any contract establishing any joint venture or partnership with a Third Party or any material contract licensing rights with respect to Company Intellectual Property or Third Party Intellectual Property, except for contracts relating to Mass-Marketed Software;

(vi) any agreement that expressly limits, impedes, interferes with or restricts the ability of the Acquired Companies to compete in or enter into or do any line of business in any geographic area; and

(vii) any leases for Leased Real Property.

The contracts, agreements and arrangements described in clauses (i) through (v) of this Section 4.10(a) are collectively the “Company Contracts.”

(b) Except as set forth in Schedule 4.10(b), all Company Contracts are valid and binding agreements of the Acquired Company party thereto and, to the knowledge of Sellers, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Each Acquired Company has performed all material obligations required to have been performed and is not in material breach or material default under the respective Company Contracts, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, to the knowledge of Sellers, no event has occurred, which after notice or lapse of time, or both, would constitute a material default by an Acquired Company or, to the knowledge of Sellers, any other party to such Company Contract. Prior to the execution of this Agreement, Sellers have made available to Purchaser true, correct and complete copies of each Company Contract and all written amendments, waivers and modifications thereto.

(c) Schedule 4.10(c) sets forth all surety bonds, letters of credit, guaranties or similar arrangements relating to each Acquired Company (whether provided by Sellers or any of their Affiliates).

Section 4.11 Environmental Matters. Except as to matters disclosed in Schedule 4.11 and except as to matters that would not reasonably be expected to have a Material Adverse Effect:

(a) (i) as of the date of this Agreement, no written and pending notice, order, request for information, complaint or penalty has been received by Sellers or the Acquired Companies, and (ii) there are no judicial, administrative or other third party Proceedings pending or, to the knowledge of Sellers, threatened, which, in the case of each of clauses (i) and (ii), allege a material violation of or liability under any applicable Environmental Law by or of the Acquired Companies for which they are responsible;

(b) the Acquired Companies are in compliance in all material respects with applicable Environmental Laws, have all material Permits necessary for the operation of the Business in compliance with all applicable Environmental Laws, and are in compliance in all material respects with the terms of such Permits;

(c) there are no material written environmental reports prepared by or on behalf of Sellers or the Acquired Companies within the last three (3) years that have not been delivered or made available through the electronic data room or otherwise provided to Purchaser prior to the date hereof, excluding any such reports containing information the disclosure of which would constitute a waiver of attorney-client privilege or a waiver of rights as to attorney work product; and

(d) no Release or threatened Release of any Hazardous Substances is occurring at any Owned Real Property or Leased Real Property, and there are no facts or circumstances that could reasonably be expected to result in an Environmental Liability.

Section 4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a complete and accurate list of the following Company Intellectual Property: all (i) Patents, (ii) registered Marks and Copyrights and any pending applications for registration thereof, and (iii) internet domain name registrations, including, in the case of (i) and (ii), (x) the jurisdictions in which each such item of Company Intellectual Property has been issued, registered, or in which any such application for such issuance and registration has been filed, and (y) the registration or application date, as applicable.

(b) Except as otherwise expressly set forth in Schedule 4.12(b), the Acquired Companies possess and are the sole and exclusive owners of all right, title and interest in and to, all Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) or obligations to others.

(c) Except as otherwise expressly set forth in Schedule 4.12(c), (i) to the knowledge of Sellers, neither the operation of the Business nor any Acquired Company is infringing, misappropriating, or otherwise violating Third Party Intellectual Property, and (ii) to the knowledge Sellers, no Third Party is infringing, misappropriating, or otherwise violating any of the Company Intellectual Property.

(d) Except with respect to licenses of Mass-Marketed Software and contracts listed in Schedule 4.10, no Acquired Company is required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Company Intellectual Property, or any other Person, with respect to the use thereof.

(e) Each Acquired Company is following security measures to protect the secrecy of all Company Confidential Information and Third Party Confidential Information, which measures are commercially reasonable in the industry in which such Acquired Company operates. To the knowledge of Sellers, no current or former employees of any Acquired Company are in breach or violation of any agreements with an Acquired Company relating to assignment of inventions and works or confidentiality.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Purchaser’s right to own or use any of the Company Intellectual Property.

Section 4.13 Liability for Brokers’ Fees. Neither the Acquired Companies nor Purchaser shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of an Acquired Company, for brokerage fees, finder’s fees or agent’s commissions in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.14 Sufficiency of Assets. Subject to Permitted Liens, the Assets are, and at the Closing will be, sufficient in all material respects to permit the conduct of the Business in substantially the same manner as presently conducted by Sellers and the Acquired Companies.

Section 4.15 Real Property. With respect to real property in which the Acquired Companies have an ownership interest (the “Owned Real Property”), the Acquired Companies have good and marketable fee simple title to all such Owned Real Property. All such Owned Real Property is owned free and clear of Liens other than Permitted Liens. With respect to real property in which the Acquired Companies have a leasehold interest (the “Leased Real Property”), the Acquired Companies have a valid leasehold interest in such Leased Real Property, and, other than the Company Consents listed on Schedule 4.2, no consents are required to continue such leasehold interests after the consummation of this transaction. Schedule 4.15 sets forth (a) the street address of each parcel of Owned Real Property, (b) the street address of each parcel of Leased Real Property, and (c) a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property.

Section 4.16 Insurance.

(a) Sellers have made available to Purchaser true and complete copies of all policies of insurance, which are set forth on Schedule 4.16(a), and, for recently renewed policies, binders to which an Acquired Company are a party or under which an Acquired Company or any director, officer or member of an Acquired Company, in his or her capacity as such, is covered as of the date of this Agreement.

(b) Except as set forth on Schedule 4.16(b):

(i) all such policies of insurance to which an Acquired Company is a party are valid, outstanding, and enforceable; will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement; and do not provide for any retrospective premium adjustment on the part of an Acquired Company;

(ii) as of the date of this Agreement, none of the Acquired Companies has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(iii) the Acquired Companies have paid all premiums due, and have otherwise performed all of their material obligations, under each policy to which the Acquired Companies are a party or that provides coverage to the Acquired Companies or a director, officer or member thereof; and

(iv) each Acquired Company has given notice to the insurer of all claims known to it that are insured thereby and, to the knowledge of Sellers, the Acquired Companies have not received any notice that any of such claims will be denied coverage as of the date of this Agreement.

Section 4.17 Labor Relations. Except as set forth on Schedule 4.17, as of the date of this Agreement, neither the Acquired Companies are parties to any collective bargaining agreement. The Company Contracts listed on Schedule 4.10(a)(i) include all written employment or severance agreements to which, as of the date of this Agreement, either the Acquired Companies are parties with respect to any current employee whose annualized compensation or benefits as of March 31, 2014 exceeded $50,000 and which may not be terminated at will, or by giving notice of ninety (90) days or less, without cost or penalty to an Acquired Company. Sellers have delivered or made available to Purchaser true, correct and complete copies of each such Company Contract, as amended to date.

Section 4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by each Acquired Company, and under which such Acquired Company has any material obligation or liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, Sellers have delivered or made available to Purchaser correct and complete copies of (i) each Company Benefit Plan and any trust agreement relating to such plan (if applicable), (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable), (iv) the most recent actuarial valuation (if applicable), and (v) all correspondence with the Internal Revenue Service, including the most recent determination, opinion or advisory letter, if any, issued by the Internal Revenue Service (if applicable).

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Financial Statements to the extent required by GAAP.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e) Except as set forth on Schedule 4.18(e), no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and no Acquired Company has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, no Proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of Sellers, threatened.

(g) Except as set forth on Schedule 4.18(g), the Sellers have received no correspondence with the United States Department of Labor or any other Governmental Authority with respect to any Company Benefit Plan.

(h) Except as disclosed on Schedule 4.18(h) and except as would not reasonably be expected to result in material liability to the Acquired Companies, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any employee, consultant or officer of an Acquired Company to payments or benefits or the increase in any payments or benefits or any loan forgiveness with respect to any employee, consultant or officer of an Acquired Company. Except as set forth on Schedule 4.18(h), the Acquired Companies are not a party to any Company Benefit Plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Section 280G of the Code.

Section 4.19 Books and Records. The books of account, minute books, membership record books and other books and records of each Acquired Company, whether in writing, electronic or machine-readable form (collectively, the “Books and Records”) are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with the historical practices of such Acquired Company. All of the Books and Records are in the possession or control of the Acquired Companies.

Section 4.20 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Sellers’ knowledge, threatened against the Acquired Companies.

Section 4.21 Transactions with Interested Persons. Except as set forth on Schedule 4.21 and except for Sellers’ ownership of the Membership Interests, neither Sellers nor any Affiliate of Sellers (other than the Acquired Companies) owns, directly or indirectly, on an individual or joint basis, any material interest in, acts as a customer or supplier of, or has a Company Contract or arrangement with an Acquired Company.

Section 4.22 Inventory. All inventory of the Acquired Companies, whether or not reflected in the Financial Statements, is owned by the Company free and clear of all Liens. All material items of inventory of the Acquired Companies are listed on Schedule 4.22.

Section 4.23 Tangible Personal Property.

(a) The Acquired Companies have title to, a valid license to use, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), the material tangible personal property used or held for use by it in the Business, except for tangible personal property disposed of in the ordinary course of business since the Interim Financial Statement Date.

(b) The tangible personal property of the Acquired Companies, taken as a whole, (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition, maintenance and repair (subject to normal wear and tear) and (iii) is suitable for the purposes for which it is presently used.

(c) Schedule 4.23(c) sets forth all leases of personal property involving annual payments in excess of $50,000 relating to personal property used by the Acquired Companies in the conduct or operation of its Business or to which an Acquired Company is a party or by which any of the Assets are bound (“Personal Property Leases”). All of the items of personal property under the Personal Property Leases are, in all material respects, in the condition required of such property by the terms of the Personal Property Leases applicable thereto.

(d) Each Acquired Company has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect, and no Acquired Company has received or given any notice or other communication (whether written or oral) of any material default or event that with notice or lapse of time, or both, would constitute a default by such Acquired Company under any of the Personal Property Leases and, to the knowledge of the Seller Parties, no other party is in default thereof, and no party to the Personal Property Leases has exercised or, to the Seller Parties’ knowledge, threatened to exercise any termination rights with respect thereto.

Section 4.24 Bank Accounts. Schedule 4.24 sets forth a correct and complete list of each bank account, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Acquired Company has an account, safe deposit or lock box and the names of all Persons authorized to draw on it or to have access to it.

Section 4.25 Accounts and Notes Receivable.

(a) All accounts and notes receivable reflected in the Financial Statements have arisen from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms. All accounts and notes receivable of the Acquired Companies reflected in the Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in accordance with GAAP. All accounts and notes receivable arising after the Interim Financial Statement Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in accordance with GAAP. None of the accounts or the notes receivable of the Acquired Companies (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or are subject to any other repurchase or return Contract.

(b) All accounts payable of the Acquired Group Companies reflected in the Financial Statements or arising after the dates thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 4.26 Liabilities Since Financial Statements Date. Except as set forth on Schedule 4.26, the Acquired Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations (i) reflected or reserved against in the Financial Statements or described in the notes to the Financial Statements, (ii) not required to be disclosed on a balance sheet prepared in accordance with GAAP, (iii) incurred in the ordinary course of business consistent with past practice since the Financial Statements Date or (iv) as expressly contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof that:

Section 5.1 Existence and Qualification. Purchaser is a limited partnership, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement (assuming that this Agreement constitutes the legal, valid and binding obligations of Sellers) constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the Governing Documents of Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or decree by which Purchaser is bound, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (b), (c) or (d) above that would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.4 Liability for Brokers’ Fees. No Seller will directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees or agent’s commissions in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.5 Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at the Closing. As used in this Section 5.5, “Purchaser’s knowledge” is limited to the knowledge obtained or obtainable by the individuals listed in Schedule 5.5 after reasonable inquiry.

Section 5.6 Financing. Purchaser has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price.

Section 5.7 Investment Experience. Purchaser acknowledges that it can bear the economic risk of its investment in the Membership Interests indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests.

Section 5.8 Restricted Securities. Purchaser understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Membership Interests will be characterized as “restricted securities” under federal securities Laws, and that under such Laws the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.9 Accredited Investor; Investment Intent. Purchaser is an accredited investor as defined in Regulation D under the Securities Act. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

Section 5.10 Independent Evaluation. Purchaser is aware of the risks of such business. Purchaser has had access to the Assets, the officers, consultants and other Representatives of each Acquired Company, Sellers and their respective Affiliates, and the Books and Records. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied and will rely solely on (i) the basis of its own independent due diligence investigation of the Assets and the provisions of this Agreement, and (ii) the representations and warranties made by Sellers in Article 3 and in Article 4.

Section 5.11 Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Body or any Third Party is required to be obtained or made by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement, each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, in each case other than any such consent, approval, order, authorization, declaration, filing or registration the failure of which to obtain or make would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby in a timely manner.

Section 5.12 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

Section 5.13 Limitation. Purchaser acknowledges the following:

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLERS AS TO THE MEMBERSHIP INTERESTS OR THE ASSETS, AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY OR ON BEHALF OF ANY SELLER.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OTHER MEMBER OF THE SELLER GROUP SHALL HAVE ANY LIABILITY IN CONNECTION WITH AND EACH SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1 Public Announcements; Confidentiality. The Parties shall use Commercially Reasonable Efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall be permitted to issue a press release or public announcement relating to the transactions contemplated by this Agreement upon Closing and to file or furnish such release and any other information with the U.S. Securities and Exchange Commission or other Governmental Body as Purchaser deems necessary or appropriate. The Confidentiality Agreement shall terminate upon the Closing and thereafter be of no further force and effect.

Section 6.2 Resignation of Directors and Officers. Sellers shall cause each director, officer or manager of each Acquired Company listed on Schedule 7.2(g) to resign his or her position with such Acquired Company effective at the Closing.

Section 6.3 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Sellers and Purchaser will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement.

(b) After the Closing, Sellers and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement, including all agreements to be executed by the Parties in connection with the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, after the Closing, Purchaser shall, and shall cause the Acquired Companies to, give Sellers access to the Books and Records (or originals thereof) for the purpose of reviewing the methodologies, practices, policies and judgments Purchaser used to prepare the Closing Statement.

Section 6.4 Commitment Regarding Indemnification Provisions. Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, Purchaser shall not cause any amendment to or modification, waiver or termination of any provision of the Governing Documents of any Acquired Company setting forth exculpation from liability or rights to indemnification for officers, directors or managers of such Acquired Company, the effect of which would be to affect adversely the rights of any Person serving as an officer of or member of the board of managers or board of managers directors of any Acquired Company, as the case may be, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law; provided further, however, that any such amendment or modification required to comply with applicable Law shall, to the extent permitted by applicable Law, be prospective only and without effect with respect to any act or omission by an officer, director or manager of the Acquired Company occurring prior to the date of such amendment or modification.

Section 6.5 Notice of Litigation. Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with Section 9.1, (i) Purchaser shall promptly notify the Acquired Companies and Sellers upon learning of any Proceeding that is commenced or threatened against Purchaser and which would have the effect of enjoining, prohibiting or materially delaying the Closing and (ii) Sellers, upon learning of the same, shall promptly notify Purchaser of any Proceeding that is commenced or threatened against a Seller or an Acquired Company and which would have the effect of enjoining, prohibiting or materially delaying the Closing.

Section 6.6 Employee Matters.

(a) From and after the Closing, Purchaser shall give each employee who continues in the employ of Purchaser or any of its Affiliates (including any of the Acquired Companies) following the Closing Date (“Continuing Employees”) full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under, and to the extent permitted by, any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Purchaser or any of its Affiliates for such Continuing Employee’s service with an Acquired Company, and with any predecessor employer, to the same extent recognized by such Acquired Company, except to the extent such credit would result in the duplication of benefits for the same period of service. Schedule 6.6 contains a list of all Continuing Employees. Notwithstanding the foregoing, to the extent permitted under applicable Law, Purchaser shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Purchaser that is a defined benefit pension plan.

(b) Purchaser shall, to the extent permitted by the applicable plan, waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Acquired Companies.

(c) Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) not to, take any action following the Closing that could result in liability under the federal Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Section 6.7 Affiliate Arrangements. Except for obligations specified in this Agreement, which will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, prior to the Closing, Sellers shall terminate or cause to be terminated all agreements and arrangements between and among any of the Acquired Companies, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, which contracts are set forth on Schedule 4.23, and all liabilities and obligations of the Acquired Companies, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, shall be terminated in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, all intercompany accounts among each Acquired Company, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged.

Section 6.8 Surety Bonds and Letters of Credit. Purchaser agrees to use its reasonable best efforts to provide, on or before the Closing Date and effective as to the business or operations of the Acquired Companies and the Assets from and after the Closing Date, security acceptable to the counterparty or beneficiaries of the surety bonds and letters of credit that are listed in Schedule 4.10(c), with respect to each Acquired Company or the Assets that were issued by, or on behalf of, any Seller or any of its Affiliates (other than any Acquired Company).

Section 6.9 Non-Competition; Non-Solicitation.

(a) During the Engagement Restricted Period, no Seller shall, and each Seller shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Purchaser and customers or suppliers of Purchaser.

(b) During the Post-Engagement Restricted Period, no Seller shall, and each Seller shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory in which Purchaser and its Affiliates own or operate a competitive business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in which Purchaser and its Affiliates own or operate a competitive business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Purchaser and customers or suppliers of Purchaser. Notwithstanding the foregoing, during the Restricted Periods, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(c) During the Restricted Periods, no Seller shall, and each Seller shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Acquired Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.9(c) shall prevent any Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Acquired Company or Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d) During the Restricted Periods, no Seller shall, and each Seller not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Acquired Companies or potential clients or customers of the Acquired Companies for purposes of diverting their business or services from the Acquired Companies.

(e) Sellers acknowledge that a breach or threatened breach of this Section 6.9 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Sellers acknowledge that the restrictions contained in this Section 6.9 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.10 Transfer of Certain Assets. Prior to the Closing Date, Sellers shall cause the Acquired Companies to transfer, assign and convey to entities other than the Acquired Companies their right, title and interest in and to all of the assets identified on Schedule 6.10 and all liabilities related thereto.

Section 6.11 Option to Purchase.

(a) At any time prior to the sale or merger in accordance with this Section 6.11 by the members (“Sable II Members”) of Sable Environmental II, LLC, a Texas limited liability company (“Sable II”), of either a majority of the membership interests in Sable II or its assets (“Sable II Assets”, and together with the Equity Interests in Sable II, the “Sable II Business”), Sable II Members must provide written notice (the “Option Notice”) to Purchaser of Sable’s desire to sell, transfer and convey the Sable II Business. Subject to the conditions in this Section 6.11, Sable II Members shall negotiate in good faith exclusively with Purchaser and its Affiliates for the sale of the Sable II Business for a period of sixty (60) days from the delivery of the Option Notice (the “Option Period”), which period shall be extended up to thirty (30) days if the parties have entered into definitive agreements for such sale. Any sale by Sable II Members of the Sable II Business to Purchaser or its Affiliates shall be at the Option Price.

(b) Each Sable II Member shall provide to Purchaser and its Affiliates access to the operating records, including the books of account, minute books, membership record books and other books and records, of the Sable II Business during the Option Period. The access granted to Purchaser and its Affiliates under this Section 6.11 shall be limited to Sable II’s normal business hours, and any such investigation shall be conducted in a manner that minimizes interference with the operations of Sable II’s business.

(c) If Purchaser shall, notwithstanding Sable II Members’ compliance with this Section 6.11, fail to acquire the Sable II Business during the Option Period, as may be extended in accordance with Section 6.11(a) or as otherwise agreed by Sable II Members and Purchaser, Sable II Members shall thereafter be free to sell the Sable II Business without further compliance with this Section 6.11.

ARTICLE 7
CLOSING

Section 7.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall take place at the offices of Latham &Watkins LLP, counsel to Purchaser, located at 811 Main Street, Suite 3700, Houston, Texas 77002.

Section 7.2 Closing Deliverables of Sellers. At the Closing, concurrent with the execution of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser the following:

(a) Assignments of the Purchased Membership Interests, free and clear of all Liens, to Purchaser or the entity designated by Purchaser to take delivery of the Purchased Membership Interests, in each case duly executed by the applicable Seller;

(b) Completed and executed form W-9s for each Seller;

(c) The spousal consent executed by each Seller’s spouse, as applicable, attached hereto as Exhibit B (the “Spousal Consent”);

(d) A good standing certificate for each Acquired Company from the state of its formation and each state in which it is qualified to do business dated within ten (10) days prior to the Closing Date;

(e) An executed affidavit or affidavits of non-foreign status that reasonably complies with Section 1445 of the Code and the Treasury Regulations thereunder (the “FIRPTA Certificate”);

(f) The Books and Records or other seal (to the extent such seals exist and are in Sellers’ possession); provided that Sellers’ obligation to deliver such Books and Records shall be deemed satisfied to the extent such Books and Records are located on the premises of the Acquired Companies at the Closing;

(g) Duly executed resignations of the directors, officers and managers of each Acquired Company listed on Schedule 7.2(g) effective as of the Closing, in the form attached hereto as Exhibit C;

(h) All payoff and release letters (the “Payoff Letters”) from the holders (or their authorized agents) of the Payoff Debt that reflect the amounts (the “Payoff Amounts”) required in order to pay in full all Payoff Debt. To the extent the Payoff Debt is secured by Liens on the Assets, all such Liens shall be terminated and of no further force and effect upon payment in full of the Payoff Debt, and Sellers shall deliver to Purchaser UCC-3 termination statements with respect to the financing statements filed against the Assets by the holders of such Liens;

(i) A schedule containing Sellers’ calculation of Net Working Capital as of the Closing Date;

(j) The Company Consents set forth on Schedule 4.2;

(k) Trademark Agreement, attached hereto as Exhibit D;

(l) The duly executed Dilley Purchase Documents;

(m) The Funds Flow Memorandum, duly executed by Sellers; and

(n) Such other documents and instruments as Purchaser shall reasonably request to consummate the transactions contemplated hereby.

Section 7.3 Obligations of Purchaser at Closing. At the Closing, concurrent with the execution of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers or the accounts designated in the Funds Flow Memorandum, as applicable, the following:

(a) The Estimated Cash Purchase Price, by wire transfer of immediately available funds to the account(s) designated by Sellers in the Funds Flow Memorandum;

(b) The Payoff Amounts, by wire transfer of immediately available funds to the account(s) specified in the Funds Flow Memorandum;

(c) The Dilley Purchase Amount, by wire transfer of immediately available funds to the account(s) specified in the Funds Flow Memorandum;

(d) The Funds Flow Memorandum, duly executed by Purchaser; and

(e) Such other documents and instruments as Sellers shall reasonably request to consummate the transactions contemplated hereby.

ARTICLE 8
INDEMNIFICATION

Section 8.1 Indemnification.

(a) From and after the Closing, Purchaser shall indemnify, defend and hold harmless each member of the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from:

(i) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; or

(ii) any inaccuracy or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement.

(b) From and after the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless each member of the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from:

(i) a Sellers’ or an Acquired Company’s breach of the Sellers’ and the Acquired Companies’ covenants or agreements contained in this Agreement;

(ii) any inaccuracy or breach of any representation or warranty made by a Seller contained in this Agreement; or

(iii) any Debt of the Acquired Companies for borrowed money outstanding as of the Closing (other than the Payoff Debt).

(c) From and after the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless each member of the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from ownership of the Membership Interests and operation of the Business and the Acquired Companies prior to the Closing Date.

(d) Except for causes of action based upon Fraud, notwithstanding anything to the contrary contained in this Agreement, following the Closing, this Section 8.1 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement (other than as provided in Article 2). Except for the remedies contained in this Section 8.1, Section 10.5 and causes of action based on Fraud, FROM AND AFTER THE CLOSING, EACH OF SELLERS, ON THE ONE HAND, AND PURCHASER, ON THE OTHER HAND, RELEASES, REMISES AND FOREVER DISCHARGES THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ AND ITS AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLERS’ OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLERS OR AN ACQUIRED COMPANY AND ANY PERSONS WHO ARE AFFILIATES OF SELLERS, AND RIGHTS UNDER INSURANCE MAINTAINED BY AN ACQUIRED COMPANY OR ANY PERSON WHO IS AN AFFILIATE OF AN ACQUIRED COMPANY, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(e) The indemnity of Sellers and Purchaser provided in this Section 8.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 8.1 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Sellers and Purchaser shall have any rights against either Sellers or Purchaser under the terms of this Section 8.1 except as may be exercised on its behalf by Purchaser or such Seller, as applicable, pursuant to this Section 8.1(e). Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 8.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 8.1.

Section 8.2 Indemnification Actions. All claims for indemnification under Section 8.1 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 8 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 8.

(b) To make a claim for indemnification under Section 8.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 8.2, including the reasonable details of its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 8.2 shall not relieve the Indemnifying Person of its obligations under Section 8.1 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 8. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such thirty (30)-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 8.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30)-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 8.3 Limitation on Actions.

(a) The representations and warranties of the Parties in this Agreement shall survive the Closing for a period of three (3) years from the Closing Date, except that (i) the representations, warranties and acknowledgements, as applicable, in Section 3.2, Section 3.3, Section 3.6, Section 3.10, Section 3.11, Section 4.1, Section 4.3, Section 4.13, Section 5.1, Section 5.2 and Section 5.4 (together, the “Core Representations”) shall survive for five (5) years and (ii) the representations and warranties in Section 4.8 and the covenants contained in Article 9 shall terminate on the date that is ninety (90) days following the expiration of the applicable statute of limitations and (iii) the representation and warranties in Section 5.7 through Section 5.10 (inclusive) and Section 5.13 shall survive indefinitely. The covenants and agreements of the Parties in Article 6 shall survive until fully performed in accordance with their terms.

(b) The indemnities in Section 8.1(a) and Section 8.1(b) shall terminate as of the expiration date, if any, of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c) Except for indemnification related to the Core Representations, indemnification related to Section 8.1(c), the representations and warranties in Section 4.8 and the covenants contained in Article 9, as to which the limitations in this paragraph shall not apply, Sellers shall not have any liability for any indemnification under Section 8.1 (i) for individual claims that do not exceed $25,000 in Damages and (ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds $250,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) except for indemnification related to the Core Representations, indemnification related to Section 8.1(c), the representations and warranties in Section 4.8 and the covenants contained in Article 9, as to which the limitations in this paragraph shall not apply, Sellers shall not be required to indemnify the Purchaser Group under this Article 8 for aggregate Damages in excess of $31,250,000 and (ii) the aggregate amount of Sellers’ indemnification obligations under this Article 8 shall not exceed the actual proceeds from the Purchase Price received by Sellers pursuant to this Agreement.

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 8 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages and (ii) an amount equal to the amount of any Tax benefit reasonably expected to be received by the Indemnified Person or its Affiliates in connection with such Damages or any of the circumstances giving rise thereto.

(f) In no event shall any Person be entitled to indemnification hereunder with respect to a breach by an Indemnifying Person of any of the representations, warranties or covenants made or agreed to by such Indemnifying Person hereunder of which such Person had actual knowledge prior to the Closing Date.

ARTICLE 9
TAX MATTERS

Section 9.1 Tax Filings.

(a) Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Acquired Companies or the Assets that are required to be filed (taking into account any extension) on or before the Closing Date, and Sellers shall pay, or cause to be paid, all Taxes related to the Acquired Companies or the Assets due on or before the Closing Date except to the extent any such Taxes are reflected as a current liability in the calculation of Net Working Capital. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Acquired Companies, as applicable, with respect to such items, except as required by applicable Law. At least twenty (20) days prior to filing any such Tax Return, Sellers shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld.

(b) Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Acquired Companies or the Assets that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns except to the extent any such Taxes are reflected as a current liability in the calculation of Net Working Capital. Purchaser shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Sellers for Sellers’ review a draft of such Tax Returns. Purchaser shall consider in good faith any comment that Sellers submit to Purchaser no less than five (5) Business Days prior to the due date of such Tax Returns. Sellers shall make the payment due to Purchaser under this Section 9.1(b) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

(c) Purchaser shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed in respect of the Acquired Companies or the Assets for a Straddle Period. Purchaser shall deliver at least twenty (20) days prior to the due date for the filing of such Straddle Period Tax Return to Sellers for Sellers’ review a draft of such Tax Return. Purchaser shall reflect any reasonable comment that Sellers submit to Purchaser no less than five (5) Business Days prior to the due date of such Straddle Period Tax Return.

(d) With respect to Taxes in respect of the Acquired Companies or the Assets related to a Straddle Period, Sellers shall pay to Purchaser the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date except to the extent any such Taxes are reflected as a current liability in the calculation of Net Working Capital. Such Taxes shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, as of the Closing Date with (a) Sellers being obligated to pay a proportionate share of the actual amount of such Taxes for the Straddle Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days (including the Closing Date) in the Straddle Period on or prior to the Closing Date and the denominator of which is the total number of days in the Straddle Period and (b) Purchaser being obligated to pay a proportionate share of the actual amount of such Taxes for the Straddle Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Straddle Period after the Closing Date and the denominator of which is the total number of days in the Straddle Period. Sellers shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

Section 9.2 Cooperation; Procedures Relating to Tax Claims. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns, any audit, litigation or other Proceeding with respect to Taxes and Tax Returns (other than a Proceeding relating to a Third Person Claim described in Section 8.2 which shall be governed by Section 8.2). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party.

Section 9.3 Tax Contests. Purchaser, on the one hand, and Sellers, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof. Purchaser shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Purchaser shall keep Sellers reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which any Seller is liable without obtaining such Seller’s prior written consent thereto, which shall not be unreasonably withheld or delayed. In the event of a conflict between a provision in this Section 9.3 and a provision in Section 8.2, the provision in this Section 9.3 shall control.

Section 9.4 Indemnification. Sellers shall, jointly and severally, indemnify, defend and hold harmless each member of the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons caused by or arising out of or resulting from: (i) all Taxes related to the Acquired Companies or the Assets with respect to any Pre-Closing Tax Period; (ii) with respect to all Straddle Periods, all Taxes imposed on the Acquired Companies or the Assets that are allocable, pursuant to Section 9.1(d), to the portion of a Straddle Period ending on (and including) the Closing Date; (iii) all Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Acquired Companies) for any Tax period; (iv) Taxes for which any of the Acquired Companies (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (v) Taxes imposed on or payable by third parties with respect to which an Acquired Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (vi) any Taxes arising out of or resulting from the payment of the Payoff Debt; provided, however, that Sellers shall have no liability under this Section 9.4 for any Taxes to the extent such Taxes were specifically reflected in the Closing Net Working Capital.

Section 9.5 Purchase Price Adjustments. Notwithstanding anything to the contrary, to the extent that Purchaser receives any cash Tax refund to which any Seller is entitled as described above, Purchaser shall immediately pay such amount to such Seller to the extent the Purchase Price has not been increased pursuant to Section 2.3 on account thereof, net of any (i) Taxes payable by Purchaser or any of its Affiliates which result from the receipt of such Tax refund and (ii) reasonable expenses incurred by Purchaser or any of its Affiliates in obtaining such Tax refund.

Section 9.6 Characterization of Certain Payments. The Parties agree that any payments made pursuant to Section 2.5, Article 8 or this Article 9 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 9.7 Characterization of Transaction. The Parties recognize that Purchaser’s purchase of the Membership Interests will be treated for U.S. federal income tax purposes as (i) a sale by Sellers of the Membership Interests and (ii) a purchase by Purchaser of the Assets, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432. None of Sellers or Purchaser shall take any position for income Tax purposes that is inconsistent with such treatment.

Section 9.8 Disputes. Any dispute arising out of or relating to the provisions of this Agreement that relate to Taxes that cannot be resolved by good faith negotiations between Purchaser and Sellers shall be submitted to the Accounting Firm to be resolved in accordance with Section 2.3(d), mutatis mutandis.

ARTICLE 10
MISCELLANEOUS

Section 10.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 10.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Purchaser:

Ferrellgas, L.P.
One Liberty Plaza
Liberty, Missouri 64068
Attn: Trent Hampton
Facsimile: 816-792-7449

With a copies to:

Ferrellgas, L.P.
One Liberty Plaza
Liberty, Missouri 64068
Attn: J. Ryan VanWinkle
Facsimile: 816-326-3826

Latham & Watkins LLP
811 Main Street, 37th Floor
Houston, Texas 77002
Attn: Ryan J. Maierson
Facsimile: 713-546-5401

If to Sellers, or any Seller:

711 N. Carancahua Street, Suite 1130
Corpus Christi, Texas 78401
Attn: William C. Cocke, Jr.
Facsimile: 361-882-1011

With a copy to:

Frost Bank Plaza
802 N. Carancahua Street, Suite 1350
Corpus Christi, Texas 78401-0022
Attn: Judge Robert C. Pate
Facsimile 361-887-6207

Each Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 10.3 Tax, Recording Fees, Similar Taxes & Fees. Sellers shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transactions contemplated hereby. If such transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Sellers will timely furnish to Purchaser such certificate or evidence. Except as otherwise provided herein, including in Section 2.4 all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 10.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HOUSTON, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.5 Specific Performance. Each Party recognizes that in the event of any breach of this Agreement (whether or not such breach is material or willful), monetary damages alone would not be adequate to compensate other Parties for their injuries. Each non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought to enforce this Agreement, the breaching Party shall waive the defense that there is an adequate remedy at law.

Section 10.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by Sellers or Purchaser, as applicable, by an instrument signed by such party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.7 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 10.8 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.9 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 10.10 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 8.1 to the Persons described therein.

Section 10.11 Construction. The Parties acknowledge that (a) Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Sellers and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 10.12 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER, SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO SPECIAL, INDIRECT (INCLUDING BASED ON LOST PROFITS OR ANY SIMILAR MEASURE), PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF SELLERS AND PURCHASER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO ANY SUCH SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 10.14 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require any other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 10.15 Schedules. Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters that are material or matters having a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

Section 10.16 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 10.17 Confidentiality of Agreement. The Parties agree to keep the provisions of this Agreement confidential except: (a) as permitted by Section 6.1 and (b) disclosure to the Parties respective Representatives.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLERS:

/s/ William C. Cocke, Jr.

William C. Cocke, Jr.

/s/ Matthew Z. Mosser

Matthew Z. Mosser

/s/ D. Westley Thomas III

D.	Westley Thomas III

/s/ Damon W. Perrin

Damon W. Perrin

/s/ Joseph V. DeBellas

Joseph V. DeBellas

AGREED AND ACKNOWLEDGED
(solely with respect to Section 3.10, Section 3.11, Section 6.11 and Section 8.3)

SABLE II MEMBERS:

/s/ William C. Cocke, Jr.

William C. Cocke, Jr.

/s/ Matthew Z. Mosser

Matthew Z. Mosser

/s/ D. Westley Thomas III

D.	Westley Thomas III

/s/ Damon W. Perrin

Damon W. Perrin

/s/ Joseph V. DeBellas

Joseph V. DeBellas

/s/ J. Cody Bates

J.	Cody Bates

PURCHASER:

Ferrellgas, L.P.
By:	Ferrellgas, Inc., its general partner

By: /s/ J. Ryan VanWinkle

Name: Title:	J. Ryan VanWinkle Executive Vice President,

Chief Financial Officer, Treasurer and President, Midstream Operations

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT

CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF May 1, 2014, BY AND AMONG SELLERS,
SABLE II MEMBERS AND PURCHASER

DEFINITIONS

“Accounting Firm” means a national accounting firm mutually acceptable by a majority of Sellers and Purchaser that does not have a material relationship with either Purchaser or Sellers.

“Acquired Companies” has the meaning set forth in the Recitals.

“Affiliate” means, (a) with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control with such Person and, (b) with respect to any Person that is a natural person, such Person’s spouse, children (natural or adopted), stepchildren, parents, siblings and spouse’s parents and siblings.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation Statement” has the meaning set forth in Section 2.4.

“Applicable Rate” means the lesser of (a) 5% per annum and (b) the maximum rate permitted by applicable Law.

“Assets” means all of the Acquired Companies’ right, title and interest in and to all of the assets that are used in the Business, other than those assets identified on Schedule 6.16.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Books and Records” has the meaning set forth in Section 4.19.

“Business” means the business of the Acquired Companies as conducted, and as proposed or intended to be conducted, on the date of this Agreement, including the provision of salt water disposal and support services.

“Business Day” means each calendar day except Saturdays, Sundays, United States federal holidays and any other calendar day on which commercial banks in the State of Texas are authorized or required by Law to close.

“Calculation Period 1” means the period beginning on the day following Closing Date and ending on first anniversary of the Closing Date.

“Calculation Period 2” means the period beginning the day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

“Calculation Period” means each of Calculation Period 1 and Calculation Period 2.

“Caterpillar Notes” means the (a) 0.00% note for $132,194.86 payable to Caterpillar Financial Services Corporation and (b) 0.00% note for $63,836.61 payable to Caterpillar Financial Services Corporation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 8.2(b).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in the Preamble.

“Closing Net Working Capital,” has the meaning set forth in Section 2.3(a).

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 4.18(a).

“Company Confidential Information” means any data or information concerning any Acquired Group Company, the Business or the Assets, without regard to form.

“Company Consents” has the meaning set forth in Section 4.2.

“Company Contracts” has the meaning set forth in Section 4.10(a).

“Company Intellectual Property” means all intellectual property owned by any Acquired Company, including, in each case, all (i) Patents, (ii) Marks, (iii) Copyrights, (iv) proprietary Company Confidential Information, and (v) other intellectual property rights.

“Confidentiality Agreement” means that certain Letter of Intent dated March 31, 2014 between Purchaser and Sellers.

“Continuing Employees” has the meaning set forth in Section 6.6.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls,” “Controlled by,” “Under Common Control” and other derivatives shall be construed accordingly.

“Copyrights” means all copyrights to works of authorship, all mask work, database and design rights, whether or not registered or published, and all registration applications, registrations, reversions, extensions and renewals in connection therewith.

“Core Representations” has the meaning set forth in Section 8.3(a).

“Credit Facilities” means that certain Credit Agreement, dated as of October 11, 2013, as amended, among Texas Champion Bank, Sable Environmental, Sable SWD 2, and Sable SWD 4.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (entitled to indemnification under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) those types of damages addressed in Section 10.12 and (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

“Debt” means, without duplication, all (i) indebtedness of the Acquired Companies for borrowed money, (ii) indebtedness of the Acquired Companies evidenced by a note, bond, debenture or other similar security, (iii) leases of the Acquired Companies that have been accounted for as a capital lease on the Interim Financial Statements, (iv) overdrafts of the Acquired Companies, (v) obligations of the Acquired Companies with respect to interest rate, currency, exchange or commodity obligations, swaps, hedges or similar arrangements, (vi) any liabilities for letters of credit, (vii) obligations of the Acquired Companies for the payment of any deferred purchase price or similar consideration, (viii) items referred to in clauses (i) through (vii) above of any Person that is either guaranteed by, or secured by a Lien upon any Asset, and (ix) accrued but unpaid interest, premiums, penalties, fees and other amounts relating to the items referred to in clauses (i) through (viii) above, including any premiums and penalties and breakage costs associated with prepaying any such indebtedness or other similar amounts.

“Deductible” has the meaning set forth in Section 8.3(c).

“Dilley Purchase Agreement” means the Asset Purchase Agreement by and among GreenHunter Water, LLC, and Dilley Hunter, LLC, and Sable Environmental SWD 7, LLC, dated as of March 11, 2014, as amended by the First Amendment to the Asset Purchase Agreement, dated March 13, 2014, and as amended by the Second Amendment to the Asset Purchase Agreement, dated March 26, 2014.

“Dilley Purchase Amount” means the purchase price for pursuant to the Dilley Purchase Agreement, minus the Payoff Amounts related to the Payoff Debt listed on Exhibit A related to the Dilley Purchase Documents.

“Dilley Purchase Documents” means the Dilley Purchase Agreement and all other deeds, releases and other documents to be entered into in connection with the Dilley Purchase Agreement.

“Earn-Out Calculation” has the meaning set forth in Section 2.5(c).

“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 2.5(c).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 2.5(d).

“Earn-Out Calculation Statement” has the meaning set forth in Section 2.5(c).

“Earn-Out Multiple” means three (3) with respect to the first Calculation Period and two (2) with respect to the second Calculation Period.

“Earn-Out Payment” has the meaning set forth in Section 2.5(a).

“Earn-Out Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

“EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Business for such period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the Financial Statements for the most recent fiscal year end, and including specifically those items listed on Schedule 2.5.

“EBITDA Threshold” means (a) with respect to Calculation Period 1, $23,000,000, and, (b) with respect to Calculation Period 2, the amount of actual EBITDA during Calculation Period 1, times 110%, so long as the EBITDA for Calculation Period 1 exceeds $23,000,000. If the EBITDA for Calculation Period 1 is less than or equal to $23,000,000, then the “EBITDA Threshold” with respect to Calculation Period 2 means $23,000,000.

“Engagement Restricted Period” means, with respect to any Person subject to Section 6.9, the period during which such person is employed or engaged as a consultant by Purchaser or its Affiliates.

“Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Body pertaining or relating to: (a) pollution or pollution control, including storm water; (b) protection of human health from exposure to Hazardous Substances or protection of the environment; or (c) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal, or Release or threat of Release of Hazardous Substances. “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conversation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that is attributable to the ownership or operation of the Assets.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (iii) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Cash Purchase Price” has the meaning set forth in Section 2.2.

“Final Allocation Statement” has the meaning set forth in Section 2.4.

“Final Closing Net Working Capital” has the meaning set forth in Section 2.3(d).

“Financial Statements” has the meaning set forth in Section 4.6.

“FIRPTA Certificate” has the meaning set forth in Section 7.2(e).

“Fraud” means actual fraud and does not include constructive fraud or negligent misrepresentation or omission.

“Funds Flow Memorandum” means the schedule prepared by the Parties identifying each wire transfer to be paid by Purchaser at Closing and shall include the wire account information provided by the Sellers.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a partnership, the partnership agreement, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“GreenHunter Note” means that certain promissory note, dated January 29, 2014 from Sable SWD 5 to GreenHunter Water, LLC, in the amount of $2,875,000.

“Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum, or petroleum byproducts, hydrocarbons or NORM that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law, including asbestos-containing materials.

“Indemnified Person” has the meaning set forth in Section 8.2(a).

“Indemnifying Person” has the meaning set forth in Section 8.2(a).

“Intellectual Property” means patents, patent applications, trademarks, trademark registrations or applications therefore, trade names, service marks, service mark rights, logos, domain names, corporate names and associated goodwill, copyrights (including software), copyright registrations or applications therefore, trade secrets, know-how, processes, confidential business information, engineering data, maps, interpretations, and other confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Interim Financial Statements Date” means March 31, 2014.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leased Real Property” has the meaning set forth Section 4.15.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, setoff, option or encumbrance of any kind.

“Marks” means all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, service names, brand names, trade styles, corporate names and other source or business identifiers and general intangibles of a like nature, and all applications, registrations, and renewals in connection therewith, whether registered or unregistered, and all goodwill associated with any of the foregoing.

“Mass-Marketed Software” means Software that is (or at the time of acquisition by or licensing to the applicable Acquired Company was) generally available from a commercial source to businesses, but does not include Software developed specifically for any Acquired Company.

“Material Adverse Effect” means an event, change, effect, development, condition or occurrence that results in a material adverse effect on (a) the financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include effects resulting from (i) general changes in commodities prices, (ii) general changes in industry or economic conditions, (iii) general changes in political conditions, including any engagements in or escalations of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Body associated with additional security, (iv) any change in applicable Laws or in regulatory policies, (v) any change to GAAP, (vi) the announcement of the transactions contemplated by this Agreement or (vii) any actions permitted under this Agreement.

“Material Permits” has the meaning set forth in Section 4.9.

“Membership Interests” means all the issued and outstanding membership interests in the Acquired Companies.

“Multiemployer Plan” has the meaning set forth in Section 4.18(e).

“Net Working Capital” means, as of a particular date, the consolidated current accounts receivable of the Acquired Companies, reduced by the consolidated current accounts payable of the Acquired Companies, in each case as determined in accordance with GAAP.

“NORM” means naturally occurring radioactive material.

“Option Notice” has the meaning set forth in Section 6.11.

“Option Period” has the meaning set forth in Section 6.11.

“Option Price” means six (6) times the annualized cash flow for the Sable II solid waste disposal facility based on the trailing ninety (90)- day period ending within ten (10) days prior to the date of the delivery of the Option Notice.

“Owned Real Property” has the meaning set forth in Section 4.15.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Patents” means patents, patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations.

“Payoff Amounts” has the meaning set forth in Section 7.2(h).

“Payoff Debt” means all Debt for borrowed money of the Acquired Companies as of the Closing Date and as set forth on Exhibit A, including (a) the amount of Debt of the Acquired Companies, (b) the balance outstanding under the Credit Facility as of the Closing Date, (c) the amount of Debt of the Acquired Companies outstanding under the Caterpillar Notes as of the Closing Date and (d) the balance outstanding under the GreenHunter Note.

“Payoff Letters” has the meaning set forth in Section 7.2(h).

“Permits” means any permits, approvals or authorizations by Governmental Bodies.

“Permitted Liens” means:

(a) Liens for Taxes that are not yet due and payable or which are being contested in good faith;

(b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable;

(c) unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable Asset and other defects or irregularities in title, or encumbrances on, the applicable Asset that do not materially affect or impair the use or operation or the cost of operation of the Asset to which they relate or the ability of each Acquired Company to conduct its business (as currently operated, used or conducted);

(d) matters that are properly recorded in the county where the affected Asset is located and zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants;

(e) any obligations or duties affecting such asset under a Material Permit listed in Schedule 4.9;

(f) the terms and conditions of the instruments creating the Asset; and

(g) Liens, easements and rights-of-way that do not materially restrict the use or operation or the cost of operation of the Acquired Companies’ property or the ability of the Acquired Companies to conduct the Business (as currently operated, used or conducted).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property Leases” has the meaning set forth in Section 4.23(c).

“Post-Engagement Restricted Period” means, with respect to any Person subject to Section 6.9, the greater of seven (7) years following the Closing Date, if not employed or engaged as a consultant by Purchaser or its Affiliates following the Closing Date, and seven (7) years after such time as such Person is no longer employed or engaged as a consultant by Purchaser or its Affiliates.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Body.

“Purchased Membership Interests” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its Affiliates as of the Closing Date, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Purchaser’s knowledge” has the meaning set forth in Section 5.5.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant, attorney, accountant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Restricted Business” means any business that would be directly or indirectly competitive with a business owned or operated by Purchaser and its Affiliates; provided that such term shall not include (a) the investments as of the Closing Date by Messrs. Cocke and Mosser in the Pyote salt water disposal facility, (b) the investments as of the Closing Date by Messrs. DeBellas and Mosser in the Bakken railroad spur development, in each case, so long as such investments do not exceed ten percent (10%) of the ownership of such assets and (c) for the duration of such business, any business in which any Seller engages or has an interest that is not directly or indirectly competitive with a business owned or operated by Purchaser at the time such Seller initially engages or makes an investment in such business.

“Restricted Periods” means both the Engagement Restricted Period and the Post-Engagement Restricted Period.

“Review Period” has the meaning set forth in Section 2.5(d).

“Securities Act” means Securities Act of 1933, as amended.

“Sable II” has the meaning set forth in Section 6.11.

“Sable II Assets” has the meaning set forth in Section 6.11.

“Sable II Business” has the meaning set forth in Section 6.11.

“Sable II Members” has the meaning set forth in Section 6.11.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means each Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Sellers Notice of Disagreement” has the meaning set forth in Section 2.4(b).

“Software” means any and all (a) computer-based or digital programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Spousal Consent” has the meaning set forth in Section 7.2(c).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 9.1(c).

“Tax” or “Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest or penalties which may be imposed with respect thereto.

“Tax Matter” has the meaning set forth in Section 9.3.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Territory” means any geographic area in with Purchaser conducts business.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Confidential Information” means any confidential data or information owned by a Third Party that is in the possession of any Acquired Group Company, without regard to form.

“Third Party Intellectual Property” means all intellectual property owned by a Third Party, including, without limitation, (a) Patents, (b) Marks, (c) Copyrights, (d) proprietary Third Party Confidential Information, and (e) other intellectual property rights.

“Third Person Claim” has the meaning set forth in Section 8.2(b).

EXHIBIT A
CLOSING DATE DEBT

See attached.

EXHIBIT B
FORM OF SPOUSAL CONSENT

See attached.

EXHIBIT C
FORM OF RESIGNATION

Not applicable.

EXHIBIT D
FORM OF TRADEMARK AGREEMENT

See attached.